EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-102584 of FiberNet Telecom Group, Inc. on Form S-3 and Registration Statement No. 333-105058 of Fibernet Telecom Group, Inc. on Form S-8 of our report dated March 29, 2004, related to the consolidated financial statements of the Company as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, effective January 1, 2002, the adoption of Statement of Financial Accounting Standard No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” effective January 1, 2003, and certain procedures on the 2001 balances related to the adoption of SFAS No. 142, SFAS No. 145, and for the effect of the one for 30 reverse stock split on May 12, 2003) appearing in this Annual Report on Form 10-K of FiberNet Telecom Group, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 29, 2004